                                                                   EXHIBIT 10.56

                             AMERICAN AIRLINES, INC.

                        1999 EMPLOYEE PROFIT SHARING PLAN

Purpose

The purpose of the 1999 American Airlines Employee Profit Sharing Plan ("Plan") is to provide participating employees with a sense of commitment to, and direct financial interest in, the success of American Airlines, Inc.
("American").


Definitions

Capitalized terms not otherwise defined in the Plan will have the meanings set forth in the 1998 Long Term Incentive Plan, as amended.

"AMR" is defined as AMR Corporation.

"American" is defined as AMR Corporation less AMR subsidiaries other than American Airlines, Inc.

"Committee" is defined as the AMR Incentive Compensation Committee.

"Fund" is defined as the profit sharing fund, if any, accumulated in accordance with this plan.

"Qualified Earnings" is defined as base pay, overtime, holiday pay, skill premiums, longevity pay, sick pay, vacation pay, shift differential, market rate differential, overrides and license premiums and does not include such things as travel and incidental expenses, moving expenses, relocation allowance (COLA), payouts from any retirement plan, disability payments, Workers Compensation payments, imputed income from D-3 service charges or Company provided life insurance, nor does it include any special monetary awards or allowances such as IdeAAs in Action payments, lump sum payments, or incentive compensation or profit sharing payments.

"Plan Earnings" is defined as the sum of American's pre-tax income, interest expense, aircraft rental expense, AMR Minority Interest Expense, and any accruals for American's Pilot Variable Compensation Plan, TWU Profit Sharing Plan, Employee Profit Sharing Plan, and Incentive Compensation Plan, less Calculated Amortization of Operating Leases and any accounting adjustments or extraordinary or unusual items which may be added or deducted at the discretion of the Committee and approved by the Board of Directors.

"Adjusted Investment" is defined as the sum of American's notes payable, current maturities of long term debt and capital leases, long term debt, capital leases, present value of operating leases, and stockholders' equity, and any extraordinary or unusual items which may be added or deducted at the discretion of the Committee and the Board of Directors.

"Present Value of Operating Leases" is defined as the present value of the lease payments required under American's aircraft operating leases over the remaining lease term, calculated using a discount rate of Prime plus one percent. Amounts for 3/31/99, 6/30/99, and 9/30/99 are computed by determining the difference between the Present Value of Operating Leases as of 12/31/99 and 12/31/98 and allocating that difference evenly over the four quarters of 1999.

"AMR Minority Interest Expense" is defined as outside stockholder's ownership in AMR subsidiaries other than American Airlines, Inc.

"Capitalized Value of Operating Leases" is defined as the initial present value of the lease payments required under American's aircraft operating leases over the initial stated lease term, calculated using a discount rate of Prime plus one percent.

"Calculated Amortization of Operating Leases" is defined as the amortization expense associated with the Capitalized Value of Operating Leases and is determined by the straight line method over the lease term.

"Prime" is defined as the base rate on Corporate Loans posted by at least 75% of the 30 largest U.S. banks which is published daily in the Wall Street Journal.

"Average Adjusted Investment" is defined as the sum of Adjusted Investment as of 12/31/98, 3/31/99, 6/30/99, and 9/30/99, divided by four.

"Return on Investment" or "ROI" is defined as Plan Earnings divided by Average Adjusted Investment, stated as a percentage.

"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Board as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

Eligibility for Participation

In order to be eligible for a profit sharing award, the individual must:

o Have worked during the plan year as a regular full-time or part-time employee at American in a participating workgroup (flight attendant, reservations, coordinator/planner, airport agent, support staff, management levels 04 and below).

o Must have completed six consecutive months of service as a regular employee at American or an Affiliate during his/her tenure. If the six months service requirement is fulfilled during the plan year, eligible earnings from the time worked at American during those six months will be included in the award calculation.

o Must be actively employed at American or an Affiliate at the time awards are paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate, has been laid off, is on a leave of absence with re-instatement rights, is disabled or has died, the award which the individual otherwise would have received under the Plan but for such retirement, lay-off, leave, disability or death may be paid to the individual or his/her estate in the event of death, at the discretion of the Committee.

Notwithstanding the foregoing, however, an employee will not be eligible to participate in the Plan if such employee is, at the same time, eligible to participate in:

     i) the 1999 American Airlines Incentive Compensation Plan for Officers and Key Employees,

     ii)   the Pilot Profit Sharing (as implemented in 1997),

     iii) the TWU Profit Sharing Plan for members of the Transport Workers Union (as implemented in 1995 and revised in 1996),

     iv) any incentive compensation, profit sharing, commission or other bonus plan for employees of any division of American, or

     v) any incentive compensation, profit sharing, commission or other bonus plan sponsored by an Affiliate.

Profit Sharing awards will be determined on a proportionate basis for participation in more than one plan. Employees who transfer from/to Affiliates or any other plan described above, and satisfy aforementioned eligibility requirements, will receive awards from each plan on a proportionate basis.

The Profit Sharing Fund Accumulation

Performance will be measured by ROI and the Fund will accumulate based on that performance. The Fund is established at 1% of Qualified Earnings when ROI is equal to 6.4%. The fund will accumulate on a straight-line basis at the rate of 0.583% of qualified earnings for each additional point of ROI.

The profit sharing fund will not exceed an amount equal to 8% of Qualified Earnings at levels of ROI above 18.4%.

Award Distribution

For domestic employees, individual awards will be distributed based on an employee's Qualified Earnings for the Plan year multiplied by the appropriate percentage of Qualified Earnings based upon the ROI achieved for the Plan year. The percent of Qualified Earnings used for fund accumulation and award distribution will be the same.

A portion of the Fund will be allocated for international employees based on eligible international employees' Qualified Earnings as a percentage of eligible employees' total Qualified Earnings. This portion of the Fund will be set aside for distribution at the discretion of the appropriate Officer, subject only to the Committee's approval.


Administration

The Plan will be administered by a Committee comprised of officers of American appointed by the Chairman of AMR. The Committee will have authority to administer and interpret the Plan, establish administrative rules, determine eligibility and take any other action necessary for the proper and efficient operation of the Plan. The amount, if any, of the Fund shall be computed by the General Auditor of American based on a certification of ROI by American's independent auditors. A summary of awards under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards.


Method of Payment

The Committee shall determine the method of payment of awards. Awards shall be paid as soon as practicable after audited financial statements for the year 1999 are available. Individuals, except retirees, may elect to defer their awards into the 401(k) plan established by American.


General

Neither this Plan nor any action taken thereunder shall be construed as giving to any employee or participant the right to be retained in the employ of American or any Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits thereunder, other than the right to receive payment of such award as may have been expressly determined by the Committee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Company, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects the Company or its Subsidiaries or its Affiliates, the Board of Directors of the Company, at its sole discretion, may (i) terminate or
(ii) suspend, delay, defer (for such period of time as the Board may deem necessary), or substitute any payments due currently or in the future under the Plan, including, but not limited to, any payments that have accrued to the benefit of participants but have not yet been paid.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American, to any unauthorized party and,
(ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or after such employment is terminated, and (iii) not to solicit any current employees of American or any subsidiaries of AMR Corporation to join the employee at his or her new place of employment after his or her employment with American is terminated.

The Committee may amend, suspend, or terminate the Plan at any time.